                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in the registration statement on Form S-4 dated August 9, 1999 of Dura Automotive Systems, Inc. of our report dated 7 September 1998, in respect of the consolidated balance sheets of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 30 June 1997, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds and consolidated cash flow statements for each of the years in the three year period ended 30 June 1998 and to the reference to our firm under the heading "Experts" in the Form S-4 dated August 9, 1999.


KPMG Audit Plc


August 6, 1999